[LETTERHEAD OF CAMINOSOFT CORP]

                                                    CaminoSoft Corp
                                                    600 Hampshire Road, #105
                                                    Westlake Village, CA 91361
                                                    Tel (805) 370-3100
September 20, 2005                                  Fax (805) 370-3200
                                                    www.caminosoft.com

VIA FACSIMILE

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

      Re:   CaminoSoft Corp.;
            Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 (Reg. No. 333-122632)

Ladies and Gentlemen:

      In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned hereby requests that the effective date of the above-referenced Post-Effective Amendment No. 1 to Registration Statement be accelerated so that it may become effective 5:00 P.M. on September 22, 2005, or as soon as possible thereafter.

                                            Very truly yours,

                                            CaminoSoft Corp.


                                            By:  Stephen Crosson
                                            Chief Financial Officer